Exhibit 10.28

NON-COMPETITION AGREEMENT

Between

PINTEC TECHNOLOGY HOLDINGS LIMITED

And

PINTEC HOLDINGS LIMITED

Dated as of December 1, 2017

i

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is dated as ofDecember 1, 2017, by and between Pintec Technology Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Pintec”), and Pintec Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Jimu”) (each of Pintec and Jimu a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

RECITALS

WHEREAS, substantially all of the business operations of both Pintec Group and Jimu Group originally were conducted through Jimu;

WHEREAS, Jimu and Pintec have formulated certain offshore and onshore restructuring plans and transaction steps to restructure Jimu such that Pintec will exclusively conduct the Pintec Business and Jimu will exclusively conduct the Jimu Business;

WHEREAS, Pintec contemplates that it will make an initial public offering (“IPO”) pursuant to a draft Registration Statement on Form F-1 to be confidentially submitted for review and comment by the SEC under the Securities Act and to be filed publicly with the SEC via its EDGAR system following the substantial completion of such review and comment and as financial market conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”);

WHEREAS, the shares of Pintec will be distributed to the shareholders of Jimu in proportion to their shareholding in Jimu; and

WHEREAS, the Parties intend in this Agreement to set forth and memorialize the principal arrangements between Pintec and Jimu regarding the relationship of the Parties from and after the filing of the IPO Registration Statement and the consummation of the IPO;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS.

Section 1.1                                                                                    Defined Terms. The following capitalized terms have the meanings given to them in this Section 1.1:

“ADSs” means American depositary shares representing Ordinary Shares.

“Agreement” means this Non-Competition Agreement, as the same may be amended from time to time in accordance with the provisions hereof.

“Calculation Date” means the last day of each quarter on which date the Common Shareholding shall be calculated.

“Common Shareholding” means “Common Shareholding” means the aggregate of the “Common Ownership Percentage” of each beneficial owner of shares of Pintec and Jimu. The “Common Ownership Percentage” of a beneficial owner is the lesser of (i) the percentage of the issued and outstanding shares (excluding treasury shares) of Pintec owned by such beneficial owner and (ii) the percentage of the issued and outstanding shares (excluding treasury shares) of Jimu owned by such beneficial owner, provided that (1) only shares recorded on the register of members and shares represented by restricted American depositary shares recorded on the books of the ADR program shall be included in the numerator when calculating such percentage, and (2) a share with multiple beneficial owners shall be attributed to only one such beneficial owner.

“Dispute” has the meaning set forth in Section 4.7 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 4.7 of this Agreement.

“IPO” has the meaning ascribed to it in the recitals to this Agreement.

“IPO Completion Date” means the closing date of the IPO, on which the delivery of and payment for the securities offered by Pintec (excluding securities offered by Pintec upon underwriter(s)’ exercise of over-allotment option) in connection with the IPO will take place.

“IPO Registration Statement” has the meaning ascribed to it in the recitals to this Agreement.

“Jimu” has the meaning set forth in the preamble to this Agreement.

“Jimu Business” means any peer-to-peer lending business, (being the business of raising investment funds from individual investors for the purpose of providing such funds to borrowers in the form of direct loans from such individual investors), excluding, for the avoidance of doubt, any part of the Pintec Business as currently conducted or contemplated to be conducted by the Pintec Group anywhere in the world, as more completely described in the IPO Registration Statement.

“Jimu Group” means Jimu and its subsidiaries and VIE, excluding, for the avoidance of doubt, Pintec and its subsidiaries and VIEs.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties dated the date hereof, as the same may be amended and supplemented in accordance with the provisions thereof.

“Non-Competition Period” means the period beginning from the date hereof and ending on the later of:

(a)                     the date that is fifteen (15) calendar days after the first Calculation Date upon which Common Shareholding between Jimu and Pintec drops below 20%; and

(b)                     the fifteenth (15th) anniversary of the IPO Completion Date.

“Ordinary Shares” means the shares of Pintec, par value $0.000125 per share (including shares represented by ADSs and held of record by the depositary bank for the ADSs).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pintec” has the meaning set forth in the preamble to this Agreement.

“Pintec Business” means any business that is not part of the Jimu Business.

“Pintec Group” means Pintec and its subsidiaries and VIEs.

“SEC” means the U.S. Securities and Exchange Commission.

“VIE” of any Person means any entity that is controlled by such Person and is deemed to be a variable interest entity consolidated with such Person for purposes of generally accepted accounting principles in the United States as in effect from time to time. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

ARTICLE 2

NON-COMPETITION.

Section 2.1                                    Undertaking of the Pintec Group. During the Non-Competition Period, Pintec will not, and will cause each of the other members of the Pintec Group not to, directly or indirectly be engaged, invest, participate or otherwise be interested in, within the People’s Republic of China, whether on its own account or with each other or in conjunction with or on behalf of any person, (i) the Jimu Business or (ii) any business that is of the same nature as the Jimu Business.  Notwithstanding the foregoing, any member of the Pintec Group shall not be prohibited from:

(a)                       being engaged in the Jimu Business or any business that is of the same nature as the Jimu Business through contracts, engagements with or on behalf of any member of the Jimu Group;

(b)                       continuing to engage in the Pintec Business that the Pintec Group engages in as of the date of this Agreement; or

(c)                        holding shares, investing or otherwise being interested in, beneficially or of record, no more than 30% (calculated on an aggregate basis combining any such ownership by any members of the Pintec Group) of the equity or its equivalent of any company (other than Jimu) that engages in any business that is of the same nature as the Jimu Business; provided that the Pintec Group does not have board or management control of such company.

Section 2.2                                    Undertaking of the Jimu Group. During the Non-Competition Period, Jimu will not, and will cause each of the other members of the Jimu Group not to, directly or indirectly be engaged, invest, participate or otherwise be interested in, within the People’s Republic of China,  whether on its own account or with each other or in conjunction with or on behalf of any person, (i) the Pintec Business or (ii) any business that is of the same nature as the Pintec Business.  Notwithstanding the foregoing, any member of the Jimu Group shall not be prohibited from:

(a)                       being engaged in the Pintec Business or any business that is of the same nature as the Pintec Business through contracts, engagements with or on behalf of any member of the Pintec Group;

(b)                       continuing to engage in the Jimu Business that the Jimu Group engages in as of the date of this Agreement; or

(c)                        holding shares, investing or otherwise being interested in, beneficially or of record, no more than 30% (calculated on an aggregate basis combining any such ownership by any members of the Jimu Group) of the equity or its equivalent of any company that engages in any business that is of the same nature as the Pintec Business; provided that the Jimu Group does not have board or management control of such company.

ARTICLE 3

NON-SOLICITATION.

Section 3.1                                    Non-Solicitation by Pintec. During the Non-Competition Period, Pintec will not, and will cause each other member of the Pintec Group not to, directly or indirectly, hire, or solicit for hire, any active employees of or individuals providing consulting services to any member of the Jimu Group, or any former employees of or individuals providing consulting services to any member of the Jimu Group within six months of the termination of their employment with or consulting services to the member of the Jimu Group, without Jimu’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by the Pintec Group within the Non-Competition Period, and further provided that the foregoing shall not apply to employees who are engaged in the Pintec Business and who are designated for transfer to a member of the Pintec Group after the start of the Non-Competition Period.

Section 3.2                                    Non-Solicitation by Jimu. During the Non-Competition Period, Jimu will not, and will cause each other member of the Jimu Group not to, directly or indirectly, solicit or hire any active employees of or individuals providing consulting services to any member of the Pintec Group, or any former employees of or individuals providing consulting services to any member of the Pintec Group within six months of the termination of their employment with or consulting to the member of the Pintec Group, without Pintec’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by the Jimu Group within the Non-Competition Period.

ARTICLE 4

MISCELLANEOUS.

Section 4.1                                    Consent. Any consent of a Party pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the chief executive officer (or such other person that the chief executive officer or board of directors of such Party has specifically authorized in writing to give such consent).

Section 4.2                                    Limitation of Liability. In no event shall any Party be liable to the other Party or its affiliated companies for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Party has been advised of the possibility of such damages. Subject to the forgoing, nothing in this Agreement limits a Party’s right to seek for remedies such Party is entitled to for any breach of this Agreement, whether at law or in equity, including without limitation the right to terminate this Agreement in the event that the other Party materially breaches this Agreement.

Section 4.3                                    Termination. This Agreement may be terminated by mutual written consent of the Parties, evidenced by an instrument in writing signed on behalf of each of the Parties.  This Agreement shall automatically terminate upon the expiration of the Non-Competition Period.

Section 4.4                                    Amendment. This Agreement may not be amended except by an instrument in writing executed by a duly authorized representative of each Party.

Section 4.5                                    Notices. Notices or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

if to Pintec:

216, 2/F East Gate, Pacific Century Place

No.A2 N. GongTi Road,

Chaoyang District, Beijing

The People’s Republic of China

if to Jimu:

A501-505 Yuanyang Guanghua International Building

No. 10 West Jintong Road,

Chaoyang District, Beijing

The People’s Republic of China

or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt if mailed.

If any of such notice or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.

Section 4.6                                    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A.

Section 4.7                                    Dispute Resolution.                                       (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information and privileged information of each of Pintec and Jimu developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b)                       If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Pintec and Jimu. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c)                        If the representatives of the two boards of directors are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d)                       If the Parties cannot resolve any Dispute through mediation within thirty (30) days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to submit the Dispute to Hong Kong International Arbitration Centre for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time when the Dispute is submitted. There shall be three (3) arbitrators. The third and presiding arbitrator shall be qualified to practice law in New York. The place or seat of arbitration shall be Hong Kong. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Section 4.8                                    Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 4.9                                    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to the subject matter hereof.

Section 4.10                             Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.11                             Failure or Indulgence not Waiver; Specific Performance; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Each Party recognizes and agrees that the other Party’s remedy at law for any breach of this Agreement would be inadequate and that the non-breaching Party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law (without the posting of any bond and without proof of actual damages). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.12                             Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment without such consent shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 4.13                             Inconsistency. Neither the making nor the acceptance of this Agreement will enlarge, restrict or otherwise modify the terms of the Master Transaction Agreement or constitute a waiver or release by any Party of any liabilities, obligations or commitments imposed upon them by the terms of the Master Transaction Agreement, including the representations, warranties, covenants, agreements and other provisions of the

Master Transaction Agreement. In the event of any conflict between the terms of this Agreement, on the one hand, and the terms of the Master Transaction Agreement, on the other hand, with respect to the subject matters of this Agreement, the terms of this Agreement will control.

Section 4.14                             Interpretation. The headings contained in this Agreement and in the table of contents of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For all purposes of this Agreement: (i) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless otherwise indicated; (ii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (v) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (vi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 4.15                             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

WHEREFORE, the Parties have signed this Non-Competition Agreement effective as of the date first set forth above.

Pintec Technology Holdings Limited

By:	/s/ WEI Wei
Name:	WEI Wei
Title:	Director

Pintec Holdings Limited

By:	/s/ DONG Jun
Name:	DONG Jun
Title:	Director

[Signature Page to Non-Competition Agreement]